1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 •Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

CONTACT:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	MGPI REPORTS FIRST QUARTER RESULTS; SIGNIFICANT GROWTH IN SPECIALTIY INGREDIENTS

         ATCHISON, Kan., November 6, 2003—MGP Ingredients, Inc. (MGPI/Nasdaq) reported today that a nearly 100 percent increase in sales of specialty ingredients was the principal contributor to the company’s net income of $2,470,000, or 32 cents per share, for the first quarter of fiscal 2004, which ended Sept. 30. The recognition of additional business interruption insurance proceeds to compensate for the effects of the distillery explosion at the company’s Atchison, Kansas plant in September, 2002 was also a factor.
         For the first quarter of fiscal 2003, the company had net income of $6,790,000, or 84 cents per share. Earnings for that period were due to $13 million in non-operating income ($7.9 million after the effects of income taxes) resulting from the recognition of insurance proceeds in excess of the net recorded costs of assets that were destroyed in the distillery explosion.
        The company’s total sales for the first quarter of fiscal 2004 amounted to $57,054,000, representing a 33 percent increase over sales of $42,899,000 in the first quarter of fiscal 2003. “Our sales increase is highly encouraging,” said Ladd Seaberg, president and chief executive officer. “It demonstrates the progress we are making in getting our products to the marketplace and reflects our much improved results from operations compared to a year ago.”
        The significant increase in sales of the company’s specialty ingredients “had a definite impact on our bottom line in the quarter,” Seaberg said. “Because of this growth, our ingredients segment was able to account for practically two-thirds of our pre-tax income for the quarter,” he reported.
        Business interruption insurance proceeds in the quarter amounted to $5.7 million and were allocated to the company’s distillery products segment. This amount reflects anticipated payments, approximately one-third of which are attributable to revised estimates of proceeds related to the company’s fiscal 2003 fourth quarter. Additionally, the company recorded approximately $1.2 million (net of income tax) during the first quarter from a previously announced United States Department of Agriculture (USDA) program to provide cash incentives to ethanol producers.
        “The business interruption insurance reduces the adverse impact of the distillery slowdown on our operations,” Seaberg said. He went on to explain that the company has participated in the USDA ethanol incentive program since the third quarter of fiscal 2001. Initiated in December, 2000 and extending through September, 2006, this program provides cash incentives for ethanol producers who increase their grain usage over comparable quarters to raise fuel alcohol production. As such, the company’s eligibility to participate in the program is determined from quarter to quarter.
        Consisting primarily of specialty wheat proteins and wheat starches, the company’s specialty ingredients are produced mainly for use in food, personal care and pet chew products under brand names that include Arise®, Wheatex®, FiberStar 70™, Aqua Pro® II, and Polytriticum™ 2000. First quarter sales in this area more than offset a decline in sales of commodity ingredients, principally vital wheat gluten and commodity wheat starch. As a result, total sales in the company’s ingredients segment rose by 62 percent above a year ago. The decline in commodity ingredients sales occurred as the company has continued to shift its production and sales emphasis toward the specialty ingredients area. “Our growth strategy is focused on building our specialty products by concentrating our manufacturing, research and development, and marketing activities on this area,” Seaberg said. “Since adopting this strategy in recent years, our efforts have resulted in steady progress which has now begun to move at a more accelerated and profitable pace.”
        According to Mike Trautschold, executive vice president of marketing and sales, “the increased demand for our specialty ingredients is being met by recent expansion projects.”

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ADD 1—MGPI REPORTS

        Slightly less than one year ago, the company completed an expansion at its Atchison plant for the production of specialty wheat proteins for bakery, pasta and noodle, and related food markets. “The timing of this expansion could not have been better,” Trautschold said. “It has enabled us to satisfy increased interest in our specialty wheat protein isolates and concentrates for use in multiple food formulations, particularly low-carbohydrate, high-protein formulations, as well as in refrigerated, frozen and par-baked dough systems.” Also this past year, the company completed an expansion of its bake lab facilities in Atchison as well as enhancements to equipment it uses to produce a number of natural proteins and starches for use in personal care applications, including shampoos, conditioners, lotions and soaps.
        A capacity expansion that was launched at the company’s facility in Kansas City, Kan., last March is proceeding ahead of schedule. Although the entire project is not slated to be completed until March, 2004, new equipment that was recently installed at that location is already being operated to meet increased demand for the company’s Wheatex® line of textured wheat proteins, which are used in vegetarian and meat extension applications, and its Polytriticum™ line of grain-based resins, which are produced in a separate section of the facility for use in manufacturing pet chews and related treats.
        Meanwhile, reconstruction of the company’s Atchison distillery is rapidly nearing completion. The rebuilding process is expected to be completed by or before early December of this year, with the actual start-up of the new equipment scheduled to occur in early January. When completed, the majority of the distillery’s capacity is expected to be dedicated to the production of high quality, high purity food grade alcohol for beverage and industrial applications. The remainder will be dedicated to the production of fuel grade alcohol, commonly known as ethanol.
        The company’s first quarter sales of distillery products rose by 18 percent compared to last year’s first quarter. This increase was mainly attributable to an 8 percent increase in sales of fuel grade alcohol and a nearly 4 percent increase in sales of food grade alcohol. Additionally, sales of distillers feed, the principal by-product of the alcohol production process, rose by 14 percent compared to a year ago. Sales of unfinished alcohol produced at the Atchison plant accounted for approximately 9 percent of total distillery products sales in the current year’s first quarter. No alcohol was produced at the Atchison distillery during the prior year’s first quarter after the September 13, 2002 explosion.
        First quarter costs for both energy and raw materials exceeded costs experienced by the company in the first quarter of fiscal 2003. The increase in energy costs, the majority of which are related to the company’s distillery operations, resulted from a 65 percent jump in the average per unit price of natural gas compared to the prior year’s first quarter. The average price for wheat on a per bushel basis was up 4 percent, while the price for corn was practically even with the average experienced during the same period last year.
        “All-in-all, even in the face of these higher costs, we took a large step during the first quarter toward achieving, at minimum, our fiscal 2004 budget goal of earning pre-tax operating income of approximately $4.5 to $5 million, which, assuming a tax rate of 39.5 percent, translates to earnings per share in the range of 35 to 40 cents,” Seaberg said. “The most gratifying and encouraging aspect of this is the increased momentum at which our specialty ingredients sales have progressed.” Seaberg added that actual results could differ from the company’s goal set forth in this forward-looking statement as a result of various factors, including utility and grain cost fluctuations, increased competition for the company’s products, changes in market prices, delays in completing repairs to the Atchison distillery and smaller than anticipated insurance payments to cover losses from the September, 2002 explosion.
        Seaberg also reported that under MGPI’s previously authorized stock repurchase programs, the company has bought back a total of 2,171,468 shares since June 6, 1997, leaving a balance of 7,654,544 shares outstanding as of September 30, 2003. Included in these repurchases were 6,700 shares that were bought back during the first quarter of fiscal 2004.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS
(unaudited)	Three Months Ended September 30
(Dollars in thousands, except per share)	2003	2002
NET SALES	$ 57,054	$ 42,899
COST OF SALES	55,367	42,722
GROSS PROFIT	1,687	177
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,698	3,321
OTHER OPERATING INCOME	6,090	1,522
INCOME FROM OPERATIONS (LOSS)	4,079	(1,622)
OTHER INCOME (EXPENSE)
OTHER	281	13,166
INTEREST	(279)	(321)
INCOME BEFORE INCOME TAXES	4,080	11,223
PROVISION FOR INCOME TAXES	1,611	4,433
NET INCOME	$ 2,470	$ 6,790
OTHER COMPREHENSIVE INCOME	(30)	385
COMPREHENSIVE INCOME	2,440	7,175
BASIC EARNINGS PER COMMON SHARE	$ 0.32	$ 0.84
DILUTED EARNINGS PER COMMON SHARE	$ 0.32	$ 0.83

Weighted average shares outstanding	7,666,202	8,071,410

CONSOLIDATED BALANCE SHEETS
(unaudited)	Sept. 30	June 30	(unaudited)	Sept. 30	June 30
(Dollars in thousands)	2003	2002	(Dollars in thousands)	2002	2001
ASSETS			LIABILITIES AND
			STOCKHOLDERS’ EQUITY
CURRENT ASSETS:			CURRENT LIABILITIES:
Cash and cash equivalents	$ 12,487	$ 17,539	Current maturities of long-term debt	$ 3,201	$ 3,201
Receivables	24,006	20,466	Accounts payable	11,264	9,729
Inventories	24,078	26,956	Accrued expenses	3,583	3,604
Prepaid expenses	2,758	1,578	Deferred income taxes	241	241
Deferred income taxes		-	Deferred income	13,895	14,323
Refundable Income taxes	1,474	3,086
Total Current Assets	64,803	69,625	Total Current Liabilities	$ 32,184	$ 31,098
PROPERTY AND EQUIPMENT, At Cost	271,786	263,990
Less accumulated depreciation	175,841	172,186	LONG-TERM DEBT	12,726	15,232
	95,945	91,804	POST-RETIREMENT BENEFITS	5,873	5,780
Insurance Receivable	12,271	11,515	DEFERRED INCOME TAXES	15,802	15,802
OTHER ASSETS	172	186	STOCKHOLDERS' EQUITY	106,606	105,218
	$173,191	$ 173,130		$173,191	$173,130